Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference into the Registration Statement on Form S-3 (File No. 333-188501) and the Registration Statements on Form S-8 (File Nos. 333-162185, 333-175569 and 333-191912) of EPL Oil & Gas, Inc. of (a) all references to our firm and (b) our reserve reports and all references thereto, dated effective June 30, 2015 included in or made a part of EPL Oil & Gas, Inc.’s Annual Report on Form 10-K for the period ended June 30, 2015, to be filed with the U.S. Securities and Exchange Commission on or about October 12, 2015.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Hanson, Jr. J. Carter Hanson, Jr., P.E. Senior Vice President

Houston, TX
October 12, 2015